Exhibit 3(a)

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

FIRST COMMUNITY FINANCIAL GROUP, INC.

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ARTICLE 4.

CAPITAL

The aggregate number of shares that the Corporation shall have authority to issue is 20,200,000, shares, 20,000,000 of which shall be common shares with no par value per share, and 200,000 shares of preferred stock with no par value per share.  The preferred stock will have such rights and preferences as may be determined by resolution of the Board of Directors.